UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 15, 2021

Talkspace, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-39314	84-4636604
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Address Not Applicable		Address Not Applicable
(Address of principal executive offices)		(Zip Code)

(212) 284-7206

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, $0.0001 par value per share	TALK	Nasdaq Global Select Market
Warrants to purchase common stock	TALKW	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 15, 2021, Oren and Roni Frank, co-founders of Talkspace, Inc. (the “Company”) announced that they will be departing from their respective roles as Chief Executive Officer and Head of Clinical Services and will step down as members of the Company’s Board of Directors (the “Board”), effective immediately. Mr. and Ms. Frank will continue to provide strategic advisory services to the Board for a period of six months to assist the Company with the orderly transition of their respective duties. There were no disagreements between the Company and Mr. Frank or Ms. Frank.

Effective as of November 15, 2021, the Board appointed Douglas Braunstein, Chairman of the Board, to serve as Interim Chief Executive Officer while the Board conducts a formal search for a world-class chief executive officer to succeed Mr. Frank. Mr. Braunstein will not receive any additional compensation for his role as Interim Chief Executive Officer and will also continue in his position as Chairman of the Board.

Mr. Braunstein, 60, has served as Chairman of the Board since June 22, 2021. Mr. Braunstein is the Founder and a Managing Partner of Hudson Executive Capital. Prior to founding Hudson Executive Capital, Mr. Braunstein was the Chief Financial Officer of JPMorgan Chase & Co., or JPMorgan Chase, from 2010 to 2012 and its Vice Chairman from 2013 to 2015. In the role of Chief Financial Officer, Mr. Braunstein led the firm’s global financial operations and navigated the evolving legislative and regulatory landscape in the immediate post-financial crisis environment and served on the firm’s Operating Committee. Prior to his role as Chief Financial Officer of JP Morgan Chase, Mr. Braunstein served in several other leadership roles during his approximately twenty-year career at JPMorgan Chase, including Head of Investment Banking in the Americas, responsible for investment banking and corporate finance in the U.S., Canada and Latin America, Head of Global M&A and Global Industry Coverage and Head of Healthcare Investment Banking, as well as serving on the Investment Bank Management Committee for over ten years. Mr. Braunstein is married to Samara Braunstein, who currently serves as Chief Marketing Officer of the Company.

Mr. Frank and Ms. Frank will each receive the severance benefits provided for under the Company’s Executive Severance Plan (except that, rather than receiving 12 and 6 months of COBRA reimbursement payments, respectively, Mr. and Ms. Frank will each receive 24 months of COBRA reimbursement payments). In addition, the Company will pay $750,000 to each of Mr. and Ms. Frank as an additional separation payment in recognition of their contributions to the Company as founders and as additional consideration for their continued compliance with their restrictive covenants. All stock options held by Mr. Frank and Ms. Frank that were granted prior to the business combination will accelerate vesting and will remain exercisable until June 1, 2024, and all stock options granted following the business combination will be cancelled and forfeited. The vesting of restricted stock units granted after the business combination that would have otherwise vested through June 1, 2024 will be accelerated and the remainder will be cancelled and forfeited.

Receipt of the foregoing payments and benefits will be subject to Mr. and Ms. Frank’s execution and non-revocation of a release of claims against the Company and is subject to Mr. and Ms. Frank’s continuous compliance with non-competition, non-solicitation, non-disclosure and non-disparagement obligations. As noted above, Mr. and Ms. Frank will provide strategic advisory services to the Board for a period of six months in order to assist in the orderly transition of their respective duties, and will each be paid $125,000 at the end of such six month period in respect of such services and subject to their continued compliance with their restrictive covenants.

On November 15, 2021, the Company issued a press release in connection with the announcement of the foregoing matters. A copy of the press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description
99.1	Press Release issued by Talkspace, Inc. dated November 15, 2021.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Talkspace, Inc.

Date:	November 18, 2021	By:	/s/ Jennifer Fulk
Chief Financial Officer